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                                                                    EXHIBIT 99.3


                                       FOR:  Drypers Corporation


                               APPROVED BY:  Walter V. Klemp
                                             Chairman & CEO
                                             (713) 869-8693

FOR IMMEDIATE RELEASE
---------------------

                                   CONTACT:  Cheryl Schneider/Tessa Lavender
                                             Press: Michael McMullan
                                             Morgen-Walke Associates
                                             (212) 850-5600


          DRYPERS CORPORATION ANNOUNCES TOP-MANAGEMENT RESTRUCTURING

      -WALTER V. KLEMP CONTINUES AS CHAIRMAN AND ASSUMES TITLE OF CHIEF
                              EXECUTIVE OFFICER -

     HOUSTON, TEXAS, August 13, 1998--Drypers Corporation (Nasdaq: DYPR) today announced a restructuring of its top management.

     Walter V. Klemp, 39, formerly Co-Chief Executive Officer, has been named Chief Executive Officer, in addition to continuing as Chairman of the Board of Directors. Raymond M. Chambers, 42, formerly Co-Chief Executive Officer and President of Drypers International, will assume the title of President and Chief Operating Officer. Terry A. Tognietti, 41, formerly Co-Chief Executive Officer and President of Drypers North America, will step away from the day-to-day business, but will continue as a Director of the Company in the newly created role of Vice-Chairman, under which he will spearhead special projects and serve as an advisor.

     Mr. Klemp said, "We believe this strategic decision to restructure our top management is an important and positive event for Drypers. Discontinuing our three-person `Co-Chief Executive Officer' structure is a bittersweet but natural evolution for the Company. This move to centralize leadership at the top positions us to move forward swiftly with a focus on our core business."

     Mr. Klemp continued, "Our major customers are becoming more `globalized' and as a result an increasing number of decisions made in North America affect our international operations and vice-versa. The streamlining of top management not only keeps pace with this changing landscape, but also creates a single point of continuity and decision making for all operations. We look forward to Ray, as President and Chief Operating Officer, using his considerable talents as his role expands and providing common leadership for both domestic and international operations."

                                   - more -
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DYPR:  ANNOUNCES TOP-MANAGEMENT RESTRUCTURING                            PAGE 2

     Mr. Klemp added, "While Terry will be stepping back from day-to-day activities at Drypers, he will continue to have a very valuable place in our operation after the initial transition. We owe Terry an incalculable thanks for his commitment to Drypers, starting with his role as founder, and we look forward to his ongoing contribution."

     Drypers Corporation manufactures and markets disposable diapers and other consumer products under the Drypers(R) and other brand names. The Company also produces private label diapers and related products. The Company's products are sold through grocery stores and mass merchants throughout the United States, Latin America and other international markets.

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